Exhibit 99.1

                 EvergreenBancorp Announces 5-for-4 Stock Split

    SEATTLE--(BUSINESS WIRE)--Nov. 3, 2004--The Board of Directors of EvergreenBancorp, Inc. (OTCBB:EVGG) has approved a 5-for-4 stock split upon the common stock of the company, President and CEO Gerald O. Hatler announced today.
    On November 30, 2004, the Company will issue one additional share of its common stock for each four shares held by stockholders of record at the close of business on November 15, 2004. All fractional shares resulting from the stock split will be exchanged for cash based on the market value of the stock as of the record date.
    "This stock split reflects our Board's belief in the Company's long-term growth, and rewards our loyal long-term investors," said Hatler.
    EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.
    EvergreenBank, a wholly owned subsidiary of EvergreenBancorp, Inc., is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, its offices are located: on Eastlake Avenue in Seattle, on 196th Street S.W. in Lynnwood, on 110th N.E. in Bellevue, on S. 320th Street in Federal Way, and on November 1st the Bank opened its fifth office on Westlake Avenue in the South Lake Union community of Seattle.



    CONTACT: EvergreenBancorp, Inc.
             Bill Filer, 206-628-4263
             bill.filer@evergreenbank.com